UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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NMI Holdings, Inc.
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NMI HOLDINGS, INC.
2100 Powell Street, 12th Floor
Emeryville, CA 94608
March 30, 2015

Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of NMI Holdings, Inc. The meeting will be held as a virtual meeting on Thursday, May 14, 2015. The meeting will begin at 9:00 a.m. Pacific Time/12:00 p.m. Eastern Time. You will be able to attend the annual meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/NMIH2015 when you enter the 16-digit Control Number provided to you by NMI Holdings, Inc. on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive materials by mail. Prior to and during the meeting you may vote on the proposals described in this proxy statement (the "Proxy Statement"). Your vote is important. Even if you plan to participate in the meeting, we encourage you to vote as soon as possible over the telephone or the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. You may also vote online during the meeting until voting is closed.
The accompanying Notice of 2015 Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders at the meeting and includes important information about the meeting and the voting process.
Sincerely,
Bradley M. Shuster
Chairman and
Chief Executive Officer

NMI HOLDINGS, INC.
2100 Powell Street, 12th Floor
Emeryville, CA 94608

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of NMI Holdings, Inc.:
The 2015 Annual Meeting of Stockholders ("Annual Meeting") of NMI Holdings, Inc. ("NMI") will be held as a virtual meeting on Thursday, May 14, 2015, at 9:00 a.m. Pacific Time/12:00 p.m. Eastern Time, to vote on the following matters:

1.	the election of seven directors to the board of directors to serve until the 2016 Annual Meeting of Stockholders;

2.	the ratification of the appointment of BDO USA, LLP as NMI's independent registered public accounting firm for the year ending December 31, 2015; and

3.	any other matters that properly come before the Annual Meeting.
You will be able to attend the Annual Meeting via live audio webcast and vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NMIH2015 when you enter your 16-digit Control Number provided to you by NMI Holdings, Inc. on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive materials by mail.
The record date for the Annual Meeting is March 19, 2015. Only stockholders of record at the close of business on that date are entitled to notice and to vote. Each stockholder of record will be entitled to one vote for each share that it held on the record date.
Beginning on March 30, 2015, we will send to our stockholders of record on the record date a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of our proxy materials free of charge.
Your vote is important. Even if you expect to attend the Annual Meeting via the live audio webcast, please vote over the telephone or the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote again in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors
Bradley M. Shuster
Chairman and
Chief Executive Officer

March 30, 2015

NMI HOLDINGS, INC.
2100 Powell Street, 12th Floor
Emeryville, CA 94608
PROXY STATEMENT
This proxy statement is delivered in connection with the solicitation of proxies by the Board of Directors (the "Board") of NMI Holdings, Inc. for use at our 2015 Annual Meeting of Stockholders ("Annual Meeting"), to be held as a virtual meeting on Thursday, May 14, 2015, at 9:00 a.m. Pacific Time/12:00 p.m. Eastern Time, and any postponement or adjournment of the meeting. You will be able to attend the Annual Meeting via live audio webcast and vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NMIH2015 when you enter your 16-digit Control Number provided to you on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive materials by mail. We encourage you to vote prior to the meeting on the proposals described in this proxy statement as described below. In this proxy statement we sometimes refer to NMI Holdings, Inc. as "NMI," "the Company," "we," "our" or "us."
This proxy statement and form of proxy card are first being sent to stockholders on March 30, 2015 in order to furnish information relating to the business to be transacted at the meeting. A copy of the Notice of 2015 Annual Meeting of Stockholders ("Notice of Meeting") accompanies this proxy statement. These materials are also available on the internet at www.proxyvote.com.
ABOUT THE ANNUAL MEETING AND PROXY STATEMENT
What Is the Purpose of the Annual Meeting?
At the Annual Meeting, stockholders will act on the matters listed in our Notice of Meeting, including the election of the seven directors named in this proxy statement and the ratification of the appointment of BDO USA, LLP ("BDO") as our independent registered public accounting firm for the year ending December 31, 2015.
Who Is Entitled to Notice of and to Vote at the Annual Meeting?
Only stockholders of record at the close of business on March 19, 2015, the record date for the Annual Meeting, are entitled to receive notice and to vote. For each share of Class A common stock that you held on that date, you are entitled to one vote on each matter considered at the meeting. On the record date, 58,519,558 shares of Class A common stock were outstanding and entitled to vote.
Why did I receive a notice regarding Internet availability of proxy materials instead of a paper copy of printed materials?
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), we are permitted to furnish proxy materials, including this proxy statement, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Consequently, our stockholders generally will not receive paper copies of our proxy materials unless they request them. Beginning on or about March 30, 2015, we will send to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the "Availability Notice") containing instructions on how to access this proxy statement and our Annual Report via the Internet and vote online. As a result, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. All stockholders will have the ability to access the proxy materials on a website referred to in the Availability Notice and may request a printed set of the proxy materials free of charge by mail or electronically from such website. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Availability Notice. By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the environmental impact of our annual stockholders' meetings.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

Pursuant to rules adopted by the SEC, we are delivering a single copy of the Availability Notice and, if applicable, proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. The householding process will save us money on the cost of printing and mailing documents to you and reduce the impact of our annual stockholders' meetings on the environment. Stockholders who participate in householding will continue to be able to receive separate proxy cards and vote separately. Upon request, we will deliver promptly a separate copy of the Availability Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. If you would like to receive a separate copy, please send a request to the Corporate Secretary at our executive offices. If your shares are held of record by a broker, bank or other nominee, please contact that record holder to request information about householding.

How Do I Attend the Annual Meeting?
As permitted by Delaware law and our Third Amended and Restated Bylaws (the "Bylaws"), the Company's Annual Meeting will be held solely as a virtual meeting live via the Internet. The meeting will not be held at any physical location. You will be able to attend the Annual Meeting via live audio webcast by visiting the Company's virtual meeting website at www.virtualshareholdermeeting.com/NMIH2015 on Thursday, May 14, 2015, at 9:00 a.m. Pacific Time/12:00 p.m. Eastern Time. Upon visiting the meeting website, you will be prompted to enter your 16-digit Control Number provided to you on your Availability Notice or on your proxy card if you receive materials by mail. Your unique Control Number allows us to identify you as a stockholder and will enable you to securely log on, vote and submit questions during the Annual Meeting on the meeting website. Further instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are available at www.proxyvote.com.
How Do I Vote My Shares?
If you were a registered stockholder on the record date, you may vote your shares of Class A common stock by visiting the Company's online voting website at www.proxyvote.com and following the voting instructions on the website. You may also vote your shares by telephone by calling 1-800-690-6903 and following the voting instructions read to you by the automated operator.
Upon visiting the meeting website or calling the call-in telephone line, you will be prompted to enter your 16-digit Control Number provided to you on your Availability Notice or on your proxy card if you receive materials by mail. Your unique Control Number allows us to identify you as a stockholder and will enable you to securely cast votes.
Internet and telephone voting facilities for stockholders of record will be available 24 hours a day beginning at 12:01 a.m. Eastern Time on March 31, 2015. Internet and telephone voting will close promptly at 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time, on Wednesday, May 13, 2015. After this, you will only be able to vote by attending the Annual Meeting via live audio webcast, as described above. After voting is closed, you will no longer have the ability to vote your shares.
If you are a registered stockholder as of the record date and hold your shares in more than one fund or other affiliated investment vehicle, you will receive separate voting credentials for each such entity that is a record holder of shares of our Class A common stock. Please be sure to log on separately for each fund in order to cast all votes that you are entitled to cast at the Annual Meeting.
If you received your proxy materials by mail or if you request paper copies of the proxy materials, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope. Further instructions on how to vote by mail are included on the proxy card.
If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers.
How Are Votes Counted?
A quorum is necessary for us to conduct the business of the Annual Meeting. This means that holders of at least a majority of the shares of Class A common stock entitled to vote must be present at the meeting. Your shares are counted as present at the Annual Meeting if they are voted. Shares that "ABSTAIN" and broker non-votes (shares held by a broker or nominee that has not received voting instructions from its client and does not have discretionary authority to vote) on any matter will be counted to determine the presence of a quorum, but will not be counted as votes for or against any matter.
Under our Bylaws, directors are elected by a plurality of the votes cast. Accordingly, the seven director nominees that receive the greatest number of votes at the Annual Meeting will be elected. In an uncontested election of directors, a director will be elected if he or she receives at least one vote.
Under our Bylaws, the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2015 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote at the meeting.

How May I Access the Stockholder List?
Under our Bylaws, stockholders are permitted to access a list showing the name, registered address and number of registered shares for each registered stockholder of the Company entitled to vote at the Annual Meeting. The list is open to the examination of any stockholder at our executive offices, for any purpose germane to the Annual Meeting, during ordinary business hours for 10 days prior to the Annual Meeting. During the Annual Meeting, you may access the list by visiting www.virtualshareholdermeeting.com/NMIH2015 when you enter your 16-digit Control Number provided to you on your Availability Notice or on your proxy card if you receive materials by mail.
May I Change My Vote?
You may revoke your proxy and change your vote at any time before the proxy is exercised at the meeting. You may change your vote by submitting another proxy on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting during the meeting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked by providing a written notice of revocation to the Company's Corporate Secretary at our executive offices.
How Does the Board Recommend that I Vote?
The Board recommends that you vote:
"FOR" each of the nominees for director (Item 1); and
"FOR" the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Item 2).
Will Any Other Items Be Acted upon at the Meeting?
As of the date of this proxy statement, the Board does not know of any other business to be presented at the Annual Meeting. If other business is properly brought before the Annual Meeting, your proxy card will be voted in the discretion of the proxies with respect to such other business unless you earlier revoke your proxy.
We currently qualify as an emerging growth company under the Jumpstart Our Business Startups Act and, as such, we are exempt from the requirement to hold an advisory vote on executive compensation and the requirement to hold an advisory vote on the frequency of holding such advisory votes on executive compensation. We became a public company during the fourth quarter of 2013. Given our short history as a public company, the Board believes it is appropriate to take advantage of this exemption for 2015.
What Is the Deadline for Submission of Stockholder Proposals and Director Nominees for the Next Annual Meeting?
Stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2016 proxy statement (other than nominations for candidates for election as directors) and to be acted upon at our 2016 annual meeting of stockholders must be received by us, attention: Corporate Secretary, at our executive offices on or prior to December 1, 2015. If, however, the 2016 annual meeting is more than 30 days before or after the anniversary date of the 2015 Annual Meeting, then the deadline for shareholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2016 proxy statement and to be acted upon at our 2016 annual meeting shall be a date that we determine to be a reasonable time before we begin to print and send our proxy materials. In this event, we will disclose this deadline in a public filing with the SEC.
Under our Bylaws, a stockholder who wishes to submit a proposal for consideration at the 2016 annual meeting not pursuant to SEC Rule 14a-8, including nominations of candidates for election as directors, must give timely written notice of the proposal to the Corporate Secretary at our executive offices in accordance with the procedures set forth in our Bylaws, written copies of which are available on our website at ir.nationalmi.com/governance.cfm. Such notice must be delivered to the Corporate Secretary no earlier than the close of business on January 15, 2016 and no later than the close of business on February 14, 2016. If, however, the date of the 2016 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2015 Annual Meeting, notice must be delivered by the stockholder between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2016 annual meeting or, if the first public announcement of the date of the 2016 annual meeting is less than 100 days before the date of such meeting, then the notice by the stockholder must be delivered by the 10th day after such public announcement. The notice must comply with the disclosure requirements set forth in our Bylaws.

Who Bears the Cost of this Solicitation?
The Company bears the costs of preparing, assembling and delivering these proxy-soliciting materials and all costs of solicitation of proxies from our stockholders.
How May I Obtain a Copy of the Company's Annual Report on Form 10-K?
Our Annual Report on Form 10-K for the year ended December 31, 2014 has been posted, and is available without charge, on our corporate website at ir.nationalmi.com/financials.cfm. In addition, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2014 (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any shareholder of record or beneficial owner of our common stock. Requests can be made by writing to NMI Holdings, Inc., Attention: Corporate Secretary, 2100 Powell Street, 12th Floor, Emeryville, CA 94608.
Whom Should I Contact with Additional Questions?
If you have any questions about the proxy voting process, please contact the bank, broker or other nominee through which you hold your shares. Additionally, if you have any questions unrelated to voting your shares, please contact John Swenson at (510) 788-8417 or by email at john.swenson@nationalmi.com.

ITEM 1 - ELECTION OF DIRECTORS
Our Bylaws provide that the number of members of our Board will be determined from time to time by resolution of the Board. The Board currently consists of seven members.  Upon election, each of our directors serves a one-year term until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.
The Board, upon the recommendation of the Governance and Nominating Committee of the Board, has nominated Bradley M. Shuster, Michael Embler, James G. Jones, Michael Montgomery, John Brandon Osmon, James H. Ozanne and Steven L. Scheid for re-election to the Board to serve for one year, until our 2016 Annual Meeting of Stockholders.
Information about Our Directors
The Governance and Nominating Committee is responsible for recommending to the Board a slate of nominees for election as directors at the Company's annual meeting of stockholders. Although the Board does not have a formal diversity policy, the Board believes that the members of the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. Accordingly, the Board and the Governance and Nominating Committee consider the qualifications of director candidates individually and in the broader context of the Board's overall composition and the Company's current and future needs. The Governance and Nominating Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enable the Board to have access to a diverse body of talent and expertise relevant to the Company's activities.
The Board and the Governance and Nominating Committee consider a variety of factors when reviewing the qualifications of each director nominee, which are set forth in our Corporate Governance Guidelines, written copies of which are posted on our website at ir.nationalmi.com/governance.cfm. At present, the Governance and Nominating Committee does not use third parties to help identify nominees for the Board, although it reserves the right to do so in the future. The Company believes that each director nominee should:

•	possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility;

•	maintain a genuine interest in the Company and the recognition that as a member of the Board he or she is accountable to the stockholders of the Company and not to any particular interest group;

•	have financial services industry experience gained through senior management or board of director service;

•	have prior board experience, either as a director of a public company or as both an executive officer of a public company and a director of a privately held company;

•	not serve on more than three other boards of directors of companies;

•	meet the independence requirements under NASDAQ listing requirements (other than our management directors);

•	have the ability and be willing to spend the time required to function effectively as a director;

•	be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director; and

•	possess independent opinions and be willing to express them in a constructive manner.
In addition, our Corporate Governance Guidelines provide that a majority of our directors must be independent.
The following provides biographical information about each of our director nominees. In reaching its determination to recommend each of the director nominees for election at this Annual Meeting, the Board and the Governance and Nominating Committee considered the qualifications of these nominees and determined that each nominee meets the above-listed criteria and is highly skilled and qualified to serve as a member of the Board and to work with management to guide and develop the Company as an industry leader in the private mortgage insurance industry.
Bradley M. Shuster, Chairman of the Board and Chief Executive Officer
Mr. Shuster, 60, serves as Chairman of our Board and our Chief Executive Officer, positions he has held since April 2012. From April 2012 until December 31, 2014, Mr. Shuster also served as our President. With Mr. Shuster's extensive experience developing and operating mortgage insurance companies and insurance industry background, we believe he is qualified to serve as Chairman of our Board and as our Chief Executive Officer. From 2008 to 2011, Mr. Shuster held various consulting positions assisting private investors with evaluating opportunities in the insurance industry. Mr. Shuster was an executive of The PMI Group, Inc. ("PMI") from 2003 to 2008, where he served as president of International and Strategic Investments and chief executive officer of PMI Capital Corporation. Prior to that, he served as PMI's executive vice president of Corporate Development and senior vice president, treasurer and chief investment officer. Mr. Shuster was responsible for PMI's international operations, coordinating both acquisitions and de novo operations in diverse markets including Australia, Canada, Europe and Hong Kong. Prior to leaving PMI, Mr. Shuster was instrumental in the sale of PMI's Australian operations to QBE Group, a global insurance company, for approximately $1 billion. Before joining PMI in 1995, Mr. Shuster was a partner at Deloitte LLP, where he served as partner-in-charge of Deloitte's Northern California Insurance Practice and Mortgage Banking Practice. He holds a B.S. from the University of California, Berkeley and an M.B.A. from the University of California, Los Angeles.
Steven L. Scheid, Lead Director
Mr. Scheid, 61, has served as a member of our Board since April 2012. A veteran financial industry executive with over 35 years of experience, Mr. Scheid has a deep expertise in finance, retail strategies, risk management and investment services, and we believe he is qualified to serve on our Board. He has served on the board of Blue Nile Company, an online retailer of diamonds and fine jewelry, since 2007. Mr. Scheid formerly served on the boards of Janus Capital Group Inc., a global investment firm, from 2002 to 2012 and The PMI Group, Inc. from 2002 to 2009. Mr. Scheid was previously a partner at Strategic Execution Group, a consulting firm, from 2007 to 2012. He served as the chairman of Janus Capital Group Inc. until 2012 and also served as the company's chief executive officer from 2004 to 2006. Mr. Scheid was an operating partner at Thoma Bravo, LLC, a private equity firm from 2008 to 2011. From 1996 to 2002, Mr. Scheid served in multiple senior executive positions for Charles Schwab Corporation. He was vice chairman of the Charles Schwab Corporation and president of the Schwab Retail Group. Prior to these roles, Mr. Scheid served as Schwab's chief financial officer and was the chief executive officer of Charles Schwab Investment Management. He served as the Federal Reserve Bank of San Francisco's representative on the Federal Advisory Council in Washington, D.C. from September 2000 to February 2002. Mr. Scheid is a certified public accountant and holds a B.S. in accounting from Michigan State University.
Michael Embler, Director
Mr. Embler, 50, has served on our Board since July 2012. Mr. Embler has over 20 years of experience in investments and financial markets. Mr. Embler also serves on the boards of CIT Group (from 2009), American Airlines Group (from 2013) and Mohonk Preserve (from 2014), a non-profit nature preserve. Previously, he was on the boards of Abovenet, Inc. (2003-2012), Dynegy Inc. (2011-2012), Kindred Healthcare (2001-2008) and Grand Union Company (1999-2000). Mr. Embler served as the chief investment officer of Franklin Mutual Advisers LLC, an asset management subsidiary of Franklin Resources, Inc., overseeing approximately $60 billion in assets and 25 investment professionals. He joined Franklin in 2001 and retired in 2009. Prior to serving as chief investment officer, he managed the firm's distressed investing strategy. Previously, from October 1992 until May 2001, he held various positions at Nomura Holdings America. In his role as managing director from 2000 until 2001, Mr. Embler managed a team which invested a proprietary fund focused on distressed and other event-driven corporate investments. Mr. Embler received a B.S. in economics from the State University of New York at Albany and earned an M.B.A. in finance from George Washington University. Based on Mr. Embler's extensive financial industry background, we believe he is qualified to serve on the Board.
James G. Jones, Director
Mr. Jones, 66, has served on our Board since July 2012. Mr. Jones also serves as an independent director on the boards of Advanced Payment Solutions (from 2004), Bora Payment Systems (from 2009) and Community Lend (from 2008) and has previously served on the boards of Visa USA, E- Loan, Inc., BA Merchant Services, DebtMarket, Residential Capital, LLC and Bank of America, NA. Previously in his career, he has held senior executive positions for major banks and financial services companies. From May 1992 to September 2000, Mr. Jones served as the group executive vice president for consumer credit and subsequently as president of direct banking at Bank of America. He was a vice chairman at Providian Financial Services from September 2000 to June 2003. He was a senior executive vice president with Universal Savings Bank from November 2004 until March 2006. He subsequently served as chief executive officer of Aegis Mortgage from October 2006 to February 2007, after which he served as the chief executive officer at GMAC Residential Capital, a major participant in US residential finance, from February 2007 to August 2008. From January 2010 to January 2015, Mr. Jones served as the chairman and chief executive officer of AccountNow, Inc., a leading internet prepaid card issuer. Mr. Jones also directed consumer finance business lines at Citicorp (1974 to 1978), Crocker National Bank (1978 to 1983) (including mortgage servicing) and Wells Fargo (1983 to 1992) (including residential finance). Mr. Jones holds a B.A. in psychology from Washburn University, an M.A. in industrial psychology from the University of Nebraska at Omaha and an M.B.A. from the University of Kansas. With Mr. Jones' more than 35 years of executive experience in commercial banking, consumer lending, payment processing and related financial services, we believe he is qualified to serve on our Board.

Michael Montgomery, Director
Mr. Montgomery, 59, has served on our Board since July 2012. He has served on the boards of directors for numerous regulated entities, including FDIC-insured banks, mortgage origination companies, mortgage servicing companies, broker dealers and investment advisers. Mr. Montgomery was a member of the boards of directors of Barclays Bank Delaware from 2005 until 2012 and of Barclays Capital Inc. and Barclays Group US, Inc. from 2002 until 2012. In April 2013, Mr. Montgomery joined Glendon Capital Management as its chief compliance officer. From July 2010 until April 2013, Mr. Montgomery served as chief compliance officer of Barclays Asset Management Group LLC. Previously, Mr. Montgomery served as chief executive officer of Barclays Group US, Inc. the top-tier U.S. holding company for Barclays from 2003 until 2010, and he has significant experience as an audit committee member. From July 2006 to July 2010, he served as chief administrative officer of Mortgage Origination and Servicing at Barclays Capital, a position in which he managed mortgage origination and servicing activities and coordinated the underwriting, production, warehousing and servicing functions with its New York-based asset securitization business. From 1998 until 2000, Mr. Montgomery served as chief financial officer for Deutsche Bank Securities Inc. He served in various positions at Goldman Sachs & Co. from 1987 to 1998, including as vice-president of UK Regulatory Reporting, vice-president of Subsidiary Accounting, vice-president and director of Regulatory Reporting and chief financial officer of Goldman Sachs Canada. Mr. Montgomery has also previously held operating roles as chief financial officer and chief administrative officer and has served on several industry-wide committees for the Securities Industry Association, the Bond Market Association and the Public Securities Association. Mr. Montgomery earned a B.A. in economics and French literature from the University of Virginia and a J.D. from Georgetown University Law Center. Mr. Montgomery has over 26 years of experience working at global commercial and investment banks, and we believe he is qualified to serve on our Board.
John Brandon Osmon, Director
Mr. Osmon, 39, has served on our Board since July 2012. He has over 15 years of experience in structured finance and consumer and mortgage credit, and we believe he is qualified to serve on our Board. Mr. Osmon is a senior managing director at Hayman Capital Management, LP, where he is responsible for the firm's investments in mortgage-backed securities and financial institutions. Prior to joining Hayman in September 2007, Mr. Osmon served as a senior vice president at Countrywide Financial Corporation from January 2005 until September 2007, where he managed the company's asset-backed commercial paper programs and secured warehouse lines of credit. His responsibilities included structuring the company's facilities, legal documentation and rating agency negotiations. Mr. Osmon also assisted in liquidity forecasting at Countrywide. Previously, from September 2000 until January 2005, Mr. Osmon managed the conduit finance, securitization modeling and derivatives groups at AmeriCredit Corp. He was also responsible for modeling all current and prospective term securitizations at AmeriCredit and assisted in structuring the company's short-term asset-backed financing programs. Mr. Osmon received a degree in Business Administration with a concentration in finance from the University of Texas.
James H. Ozanne, Director
Mr. Ozanne, 71, has served on our Board since April 2012. With over 40 years of experience in the financial services industry, including senior level executive positions at several leasing, rental and consumer finance businesses, we believe Mr. Ozanne is qualified to serve on our Board. Since 2012, Mr. Ozanne has been a director of United Rentals, Inc. He has been a director of ZBB Energy, a manufacturer of specialized batteries and alternative energy electrical equipment, since 2011. From 2007 to 2012, he served as a director (lead director 2010 to 2012) of RSC Holdings, Inc., a nationwide equipment rental company. From 1989 to 2009 he served as a director of Financial Security Assurance Holdings Ltd., a provider of guaranty insurance on municipal bonds and other public finance projects. Mr. Ozanne was also a director at Distributed Energy Systems Corp., a company that created and delivered wind and hydrogen power solutions from 2002 to 2009. From 1983 to 1989, Mr. Ozanne served as executive vice president of GE Capital Corporation and was responsible for the consumer finance and operating lease/asset management business units. He served as chief executive officer and chief financial officer of North American Car Corporation, the railcar leasing subsidiary of Flying Tiger Lines, from 1975 to 1983. Mr. Ozanne holds a B.S. from DePaul University.
Stockholder Vote Required
Directors are elected by a plurality of the votes cast. Accordingly, the seven director nominees that receive the greatest number of votes at the Annual Meeting will be elected. In an uncontested election of directors, a director will be elected if he or she receives at least one vote.
Board Recommendation
The Board unanimously recommends that you vote for each of the director nominees.

CORPORATE GOVERNANCE AND BOARD MATTERS
The Board oversees the management of the Company and our business. The Board selects our Chief Executive Officer and in conjunction with our Chief Executive Officer selects the rest of our senior management team, which is responsible for operating our business.
The Board held nine meetings during 2014. Each director attended at least 75% of the meetings of the Board and committees of the Board on which he served during 2014. Our policy is that all of our directors are expected to attend our annual stockholder meeting. Each of our seven directors attended the Company's 2014 Annual Stockholder Meeting.
Board Leadership
Mr. Shuster serves as Chairman of the Board and Chief Executive Officer. The Board believes that we and our stockholders are best served at this time by this leadership structure, in which a single leader serves as Chairman and Chief Executive Officer. Combining the roles of Chairman and Chief Executive Officer makes clear that the person serving in these roles has primary responsibility for managing our business, under the oversight and review of the Board. Under this structure, the Chairman and Chief Executive Officer chairs Board meetings, where the Board discusses strategic and business issues. The Board believes that this approach makes sense because the Chief Executive Officer is the individual with primary responsibility for developing our strategy, directing the work of other officers and leading implementation of our strategic plans as reviewed by the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to stockholders, and enables the Chief Executive Officer to act as the key link between the Board and other members of management. In addition, the Board believes that having a combined Chairman and Chief Executive Officer is appropriate for us at this time because of Mr. Shuster's familiarity with our business and history of outstanding leadership at the Company as well as with other organizations prior to the Company's formation.
Because the Board also believes that strong, independent board leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Director. The Lead Director is an independent director selected by the independent directors. Mr. Scheid has served as the Lead Director since the position was established in May 2012. The Lead Director's responsibilities include:

•
acting as the primary contact between the Company and the independent directors, undertaking to meet or confer periodically with members of the Company's executive team regarding matters related to the business of the Company;

•	assisting the Chairman of the Board, as necessary with conducting Board meetings;

•	preparing agenda items for meetings of the Board and any committees thereof; and

•	such other duties as the Board may from time to time assign to the Lead Director.
The Board believes that a single leader serving as Chairman and Chief Executive Officer, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board and the Company at this time.
Communicating with the Board
Stockholders may communicate with the members of the Board, the Lead Director or the non-management members of the Board as a group, by sending a written communication to NMI Holdings, Inc., Attention: Corporate Secretary, 2100 Powell Street, 12th Floor, Emeryville, CA 94608.
Board Committees
The Board has four committees: Audit; Compensation; Governance and Nominating; and Risk. Information regarding these committees, in each case describing the committees' purposes, responsibilities and authority, is provided below. Written copies of the charters of each of these committees are available on our website at ir.nationalmi.com/governance.cfm, or we will send copies to any stockholder who submits a written request to our Corporate Secretary.
Audit Committee
The members of the Audit Committee are Messrs. Embler, Montgomery and Osmon, each of whom qualifies as an "independent" director as defined under the applicable rules and regulations of the NASDAQ and the SEC. Mr. Embler is the chairperson of the Audit Committee and each member of the Audit Committee also serves as an "audit committee financial expert" to our Audit Committee as that term is defined in SEC rules. The Audit Committee met seven times in 2014.

The Audit Committee is responsible for, among other things, monitoring:

•	the integrity of the financial statements of the Company;

•	the independent auditor's qualifications and independence;

•	the performance of the Company's internal audit function and independent auditors;

•	the Company's system of disclosure controls and system of internal controls over financial reporting; and

•	the Company's compliance with legal and regulatory requirements.
Audit Committee Report
Before our Annual Report on Form 10-K for the year ended December 31, 2014 was filed with the SEC, the Audit Committee reviewed and discussed with management our audited Consolidated Financial Statements for the year ended December 31, 2014, and the notes thereto and other financial information included in the report, including the section of the report entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Audit Committee also discussed with BDO, our independent registered public accounting firm for 2014, the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard 16 including, among other things, matters related to the conduct of the audit of our financial statements. The Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB regarding BDO's communications with the Audit Committee concerning independence and has discussed with BDO their independence from the Company.
Based on its reviews and discussions described above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC.
Members of the Audit Committee
Michael Embler (Chairperson)
Michael Montgomery
John Brandon Osmon
Compensation Committee
The members of the Compensation Committee are Messrs. Ozanne, Embler and Scheid, each of whom qualifies as an "independent" director as defined under the applicable rules and regulations of the NASDAQ and the SEC. Mr. Ozanne is the chairperson of the Compensation Committee. The Compensation Committee met six times in 2014.
The Compensation Committee is responsible for, among other things:

•
overseeing our executive compensation program, including approving corporate goals relating to compensation for our Chief Executive Officer and other senior executives and determining the annual compensation of our Chief Executive Officer and other senior executives;

•	reviewing and approving the compensation policy recommended by management with respect to other employees;

•	determining, subject to ratification by our independent directors, the compensation of our independent directors;

•
evaluating the relationship between our risk management practices and our compensation policies and practices applicable to all employees, including our Chief Executive Officer, to consider whether they encourage risk-taking that would be reasonably likely to have a material adverse effect on the Company;

•	reviewing and approving incentive and equity-based compensation plans and grants; and

•
preparing the Compensation Committee Report and reviewing any Compensation Discussion and Analysis included in our proxy statement, to the extent such disclosure is required by SEC rules. These rules are not yet applicable to us because we currently qualify as an emerging growth company under the Jumpstart Our Business Startups Act.

The Compensation Committee has authority to secure the services of independent, external advisers to be used by the Compensation Committee in the exercise of its responsibilities, including review of executive compensation, Board compensation and to perform any other analysis that the Compensation Committee deems appropriate. The Compensation Committee engaged Semler Brossy Consulting Group, LLC ("Semler Brossy"), an independent compensation consultant, to assist it in fulfilling its responsibilities. During 2014, Semler Brossy assisted the Compensation Committee with compensation for non-employee members of our Board and senior executive officers, including our Chief Executive Officer, long-term and annual incentive award design and understanding trends in executive and board compensation.

Governance and Nominating Committee
The members of the Governance and Nominating Committee are Messrs. Scheid, Jones and Ozanne, each of whom qualifies as an "independent" director under the applicable rules and regulations of the NASDAQ and the SEC. Mr. Scheid is the chairperson of our Governance and Nominating Committee. The Governance and Nominating Committee met four times in 2014.
The Governance and Nominating Committee is responsible for, among other things:

•	identifying individuals qualified to become Board members, and recommending to the Board nominees for election for the next annual meeting of stockholders;

•	reviewing the qualifications and independence of the members of the Board and its committees on a regular periodic basis;

•
recommending to the Board corporate governance guidelines and reviewing such guidelines, as well as the Governance and Nominating Committee charter to confirm that they remain consistent with sound corporate governance practices and with any legal requirements;

•	leading the Board in its annual review of the Board's and its Committees' performance; and

•	recommending committee assignments for members of the Board.
The Governance and Nominating Committee evaluates director candidates for the Company's nominees for the Board under the criteria described above under "Election of Directors-Information about Our Directors." The Governance and Nominating Committee will consider recommendations from stockholders regarding director candidates that are received in writing and accompanied by sufficient information to enable the Governance and Nominating Committee to assess the candidate's qualifications, along with confirmation of the candidate's consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary. Any recommendation received from a stockholder after January 1 of any year is not assured of being considered for nomination in that year. The Governance and Nominating Committee will evaluate any director candidates recommended by stockholders using the same process and criteria that apply to candidates recommended by other sources.
Risk Committee
The members of the Risk Committee are Messrs. Jones, Montgomery and Osmon, each of whom qualifies as an "independent" director as defined under the applicable rules and regulations of the NASDAQ and the SEC. Mr. Jones is the chairperson of our Risk Committee. The Risk Committee met four times in 2014.
The Risk Committee is responsible for oversight of the Company's management of key risks and exposures that could materially impact the Company and management's operation of the Company's mortgage insurance business and the management of the Company's investment portfolio, including, among other things:

•	monitoring the performance of the Company's insured books of business and the principal factors affecting performance;

•	discussing, reviewing and monitoring the Company's mortgage insurance products, including premium rates, underwriting guidelines and returns;

•	reviewing and approving the Company's investment policy and reviewing the performance of the investment portfolio;

•
reviewing the mortgage insurance operating environment, including the state of local and regional housing markets, competitive forces affecting the Company and the Company's relationships with residential mortgage lenders and investors; and

•	assisting the Board in its oversight of the Company's enterprise risk management approach, including the significant risk management policies, procedures and processes.
Board Oversight of Risk
Our senior management is charged with identifying and managing the risks facing our business and operations. The Board is responsible for oversight of how our senior management addresses these risks to the extent they are material. In this regard, the Board seeks to understand the material risks we face and to allocate, among the Board and its committees, responsibilities for overseeing how management addresses the risks, including the risk management systems and processes that management uses for this purpose. Overseeing risk is an ongoing process. Accordingly, the Board, assisted by the Risk Committee, considers risk throughout the year and also with respect to specific proposed actions.

The Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the Board. The Board committees play significant roles in carrying out the risk oversight function.

•
The Audit Committee oversees and reviews risks associated with financial accounting and reporting, including our system of internal controls, as well as fraud risk, information technology and cybersecurity risk, and major legislative and regulatory developments which could result in material financial risk exposures. In performing this function, the Audit Committee considers information from our independent registered public accounting firm and internal auditors and discusses relevant issues with management and the independent registered public accounting firm. The Audit Committee also reviews any proposed related person transactions to ensure that we do not engage in transactions that would create or otherwise give the impression of a conflict of interest that could result in harm to us.

•	The Compensation Committee evaluates the risks and rewards associated with our compensation philosophy and programs.

•
The Governance and Nominating Committee oversees our implementation of sound corporate governance principles and practices. In performing this function, the Governance and Nominating Committee periodically reviews and recommends changes to the Company's Corporate Governance Guidelines and recommends any additional actions related to governance matters that it may deem necessary or advisable from time to time.

•
The Risk Committee assists the Board in its oversight and review of information regarding our enterprise risk management approach and oversees risks related to our mortgage insurance business and investment portfolio.

We believe that our leadership structure, discussed in "- Board Leadership" above, supports the risk oversight function of the Board. We have a combined Chairman of the Board and Chief Executive Officer that keeps the Board informed about the risks facing us. In addition, independent directors chair and make up the entire membership of the committees involved in risk oversight, and we have established a system of open communication between senior management and directors.
Corporate Governance Guidelines and Business Conduct Policy
The Board has adopted Corporate Governance Guidelines, which set forth a framework for our governance. The Corporate Governance Guidelines cover the Board's membership criteria, director independence, director compensation, board meeting process, committee structure and succession planning. Among other things, the Board meets in executive session outside the presence of members of our management at least once per year, and the Lead Director presides over these sessions (unless the Lead Director delegates such responsibility to another independent director). See "- Board Leadership" above, for information regarding the Lead Director's responsibilities and authority.
The Corporate Governance Guidelines also provide that a director must submit a letter of resignation the day before the Company's annual meeting of stockholders following the attainment by the director of age 72, which letter of resignation the Board has discretion to accept or reject. In any event, a director must retire upon the attainment of age 74. The Corporate Governance Guidelines also provide that a director who discontinues his or her employment affiliation held at the time of election to the Board must offer to resign from the Board, after which the Governance and Nominating Committee will determine the appropriateness of continued service by such director. The Corporate Governance Guidelines further state that directors must accumulate (including through equity grants) over the initial three years of service as a director shares of the Company's common stock with a value (based on the value of the shares at the time of acquisition) of at least $100,000.
Our Board has adopted a code of business conduct and ethics (the "Business Conduct Policy") that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. If we amend or grant any waiver from a provision of our Business Conduct Policy that applies to our executive officers, we will publicly disclose such amendment or waiver on our website as required by applicable law. In addition, written copies of the Corporate Governance Guidelines and the Business Conduct Policy are available on our website at ir.nationalmi.com/governance.cfm, or we will send them to any stockholder who submits a written request to our Corporate Secretary.
Director Independence
Our Corporate Governance Guidelines regarding director independence are generally consistent with the applicable rules and regulations of the NASDAQ and the SEC. A director is independent under our Corporate Governance Guidelines if the Board has made an affirmative determination that the director has no material relationship with the Company that would impair his or her independent judgment (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, or if an immediate family member has such a relationship). In the process of making such determinations, the Board will consider the nature, extent and materiality of the director's relationships with the Company and the Board will apply NASDAQ and SEC independence requirements. In accordance with our Corporate Governance Guidelines, our Board has determined that all of the current members of the Board, except Mr. Shuster, our Chief Executive Officer, are "independent" under the applicable rules and regulations of the NASDAQ and the SEC.
Related Person Transactions
In addition to the director and executive officer compensation arrangements discussed below under "Compensation of Named Executive Officers and Directors," the following is a summary of the material provisions of various transactions with our executive officers, director nominees, five percent or greater stockholders and any of their immediate family members or entities affiliated with them since January 1, 2014. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.
Registration Rights Agreement
Concurrently with the consummation of the private placement of our Class A common stock in April 2012 (the "Private Placement"), we entered into a registration rights agreement for the benefit of our stockholders, which includes certain of our officers and directors, as well as our five percent or greater stockholders, with respect to our common stock sold in the Private Placement (the "Registration Rights Agreement"). Under the terms of the Registration Rights Agreement, we agreed, at our expense, to file with the SEC within six months following receipt of the approval of the Federal National Home Mortgage Association and Federal Home Loan Mortgage Corporation in January 2013 permitting us to write private mortgage insurance (the "GSE Approval") a shelf registration statement registering the resale of shares of our common stock sold in the Private Placement, plus any additional shares of common stock issued in respect thereof whether by share dividend, share distribution, share split or otherwise (the "shelf registration statement"). The shelf registration statement was initially filed with the SEC on June 21, 2013 and declared effective by the SEC on December 6, 2013. We have a number of continuing obligations under the Registration Rights Agreement, including the obligation to keep the shelf registration statement effective for a specified period of time. In fulfilling its obligations under the Registration Rights Agreement, the Company has incurred legal and filing fees of approximately $1.65 million.
Statement of Policy Regarding Transactions with Related Persons
We have adopted a written policy concerning related party transactions. Pursuant to this policy, our directors and director nominees, executive officers and holders of more than five percent of our common stock, including their immediate family members, will not be permitted to enter into a related party transaction with us in excess of $120,000 without the consent of our Audit Committee. Any request for us to enter into such a transaction, where any such party has a direct or indirect material interest, subject to certain exceptions, will be required to be presented by management to our Audit Committee, which will review and approve or disapprove such proposed transaction.

EXECUTIVE OFFICERS
The following information is provided with respect to each of our current executive officers. Our executive officers are appointed by the Board to serve in their respective capacities until their successors are duly elected and qualified or until their earlier death, resignation or removal.
Bradley M. Shuster, Chairman of the Board and Chief Executive Officer
Information about Mr. Shuster is provided above in "Item 1 - Election of Directors - Information about Our Directors."
John ("Jay") M. Sherwood, Jr., President
Mr. Sherwood, 45, has served as our President since January 1, 2015. Prior to his appointment as President, from 2012 to 2014, Mr. Sherwood served as Executive Vice President and Chief Financial Officer of NMI. Prior to NMI, Mr. Sherwood was a managing director at Eastbourne Capital Management, L.L.C., a private investment manager, from 2005 to 2010. In that role, he assisted in managing a $3 billion equity hedge fund and helped grow the firm's assets through successful investments and by expanding its investor base. Prior to that, Mr. Sherwood served as managing director at Robertson Stephens Investment Management and, subsequently, RS Investments, a mutual fund manager, from 1995 to 2005, where he was a securities analyst and co-portfolio manager of two mutual funds. He holds a B.A. from the University of California, Los Angeles.
Glenn Farrell, Executive Vice President and Chief Financial Officer
Mr. Farrell, 62, has served as our Executive Vice President and Chief Financial Officer since January 1, 2015. Prior to NMI, Mr. Farrell served as chief financial officer for TerraLogix Group, LLC, a private waste-to-energy company, from 2013 to 2014. From 1989 to 2012, he was an engagement partner in the audit practice of KPMG LLP ("KPMG"). Prior to 2009, he held various positions with KPMG, including partner-in-charge for its Northern California business unit, member of the leadership team for Western Area assurance, leader of the Northern Pacific Area for food and packaged goods and Northern California geographic leader for the manufacturing practice. In his roles at KPMG, Mr. Farrell was responsible for overseeing SEC reporting, business process analysis, Sarbanes-Oxley compliance and mergers and acquisitions. Mr. Farrell is a member of the American Institute of Certified Public Accountants and California Society of Certified Public Accountants and is licensed in the State of California. He holds a B.A. in mathematics from Amherst College, Massachusetts, and an M.B.A. in finance and accounting from The Anderson School of Management - University of California, Los Angeles. Mr. Farrell is a member of the board of directors of the YMCA of San Francisco and is a director emeritus of Goodwill Industries of San Francisco.
William  J. Leatherberry, Executive Vice President, Chief Legal Officer and Secretary
Mr. Leatherberry, 44, has served as our Executive Vice President, Chief Legal Officer and Secretary since 2014. Prior to NMI, he served in various executive positions at Century Aluminum Company, a global producer of aluminum, including as adviser to the chief executive officer from February 2013 to June 2013, executive vice president, chief legal officer, general counsel and secretary from January 2010 to February 2013, senior vice president, general counsel and assistant secretary from April 2009 to December 2009, vice president, assistant general counsel and assistant secretary from January 2008 to March 2009 and assistant general counsel and assistant secretary from July 2007 to December 2007. Mr. Leatherberry holds a B.A. in business management and an M.B.A. from the University of Texas and a J.D. from Southern Methodist University in Dallas, Texas.
Patrick Mathis, Executive Vice President and Chief Risk Officer
Mr. Mathis, 54, has served as our Executive Vice President and Chief Risk Officer since 2012, overseeing and managing risk and internal audit for NMI. He has over 25 years of experience in the insurance, mortgage and financial industries, including executive level positions in the areas of risk and credit management. Prior to NMI, Mr. Mathis served as senior vice president, head of credit risk management for PMI Mortgage Insurance Co., ("PMIC"), a private mortgage insurer, from January 2009 to May 2012. In that capacity, he managed loss reserving, credit policy formulation and quality control for PMIC underwriters as well as for loans underwritten by customers on a delegated basis. Previously, from January 2005 to December 2008, Mr. Mathis served as senior vice president, chief risk officer at PMI Capital Corporation. In that role, he held oversight responsibility for international mortgage insurance subsidiaries in Australia, Europe, Hong Kong and Canada. Earlier in his career, Mr. Mathis held executive roles in credit and insured portfolio management at XL Capital Assurance and MBIA, Inc. Mr. Mathis holds a B.A. from the University of North Carolina-Chapel Hill and an M.B.A. from the University of Texas-Austin.
Claudia J. Merkle, Executive Vice President and Chief of Insurance Operations
Ms. Merkle, 56, has served as our Executive Vice President and Chief of Insurance Operations since 2013. Ms. Merkle joined NMI in May 2012 as its Senior Vice President of Underwriting Fulfillment and Risk Operations. In her current role, she oversees insurance operations, which includes underwriting fulfillment, quality assurance, risk operations, solution center and policy and default servicing. A seasoned mortgage industry executive, Ms. Merkle draws on 25 years of experience in mortgage banking, mortgage insurance, business development and operations. Prior to NMI, Ms. Merkle served as vice president of national and regional accounts, risk and operations at PMIC, from 1996 to 2012. She has held previous executive leadership positions within the mortgage banking and mortgage insurance industries, including both national and regional business development, operations and risk management. Earlier in her career, Ms. Merkle served as vice president, regional manager at Meridian Mortgage, from 1990 to 1996, managing retail mortgage originations. She also held roles at Wachovia Bank in training, retail mortgage origination, underwriting, operations and Community Reinvestment Act lending. Ms. Merkle holds a B.S. in management from the Wharton School of Business, University of Pennsylvania.
Peter C. Pannes, Executive Vice President
Mr. Pannes, 50, has served as our Executive Vice President since 2012. Until February 2015, Mr. Pannes served as our Chief Sales Officer, overseeing sales and marketing at NMI. He was responsible for business development strategy and execution, including marketing and product development and sales operations and analytics. Mr. Pannes has 25 years of experience in the mortgage insurance and banking industries and has held executive positions at leading mortgage insurance companies. Prior to NMI, Mr. Pannes served in various executive positions at PMIC. From 2006 until 2011, he led the mortgage insurance production team as PMIC's senior vice president of field sales and national accounts, and from late 2004 to 2006, he was vice president of field sales and oversaw a number of select national accounts. Previously, from 2000 to 2004, Mr. Pannes served as senior vice president and general manager at CMG Mortgage Insurance Company ("CMG"), a joint venture between PMIC and CUNA Mutual Group. At CMG, he originally held leadership positions in sales and production. In subsequent assignments, Mr. Pannes was responsible for CMG's operations, loss mitigation, underwriting, claims and servicing. Late in 2011, Mr. Pannes was asked to temporarily return to CMG to rebuild and repair operational inefficiencies. In that role, he was responsible for servicing, claims, operations and credit policy. He held this position for six months before joining NMI. Mr. Pannes also held management committee, finance committee (intermittently), and board of director positions for CMG from 2005 until his departure in 2012. Mr. Pannes holds a B.S. in purchasing and materials management from Arizona State University and has completed postgraduate business courses at the University of Chicago and Northwestern University's Kellogg School of Management. He is a graduate of the Mortgage Bankers Association School of Mortgage Banking.

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS
Summary Compensation Table for 2014
The following summary compensation table sets forth information regarding the compensation paid, awarded to or earned by our Chief Executive Officer and our two other most highly compensated executive officers for the fiscal year ended December 31, 2014 for services rendered in all capacities during the fiscal years presented.

Name and Principal Position	Year	NMI Pre-Capitalization Consulting Fee(1)	Salary	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	All Other Compensation(5)	Total
Bradley M. Shuster, Chief Executive Officer	2014	$—	$600,000	$600,000	$251,328	$753,949	$—	$55,429	$2,260,706
	2013	$—	$585,000	$1,458,000	$883,350	$607,998	$—	$25,600	$3,559,948
	2012	$226,323	$163,692	$452,623	$5,041,575	$3,521,100	$—	$—	$9,405,313
John (Jay) M. Sherwood, Jr., President	2014	$—	$400,000	$400,000	$113,344	$339,948	$—	$52,800	$1,306,092
	2013	$—	$393,333	$972,000	$418,175	$270,221	$—	$25,600	$2,079,329
	2012	$226,323	$163,692	$301,749	$2,520,788	$1,760,550	$—	$—	$4,973,102
Claudia J. Merkle, Chief of Insurance Operations	2014	$—	$350,000	$267,750	$117,040	$377,720	$—	$41,300	$1,153,810

(1)
Mr. Shuster and Mr. Sherwood were paid as consultants to the Company prior to its capitalization in April 2012. These amounts represent consulting fees earned during 2011 and 2012, which were paid in 2012 upon capitalization.

(2)
For each of Mr. Shuster and Mr. Sherwood, the 2013 bonus amount includes (i) a GSE Approval bonus, (ii) a bonus for filing a registration statement and (iii) a bonus for the effectiveness of the registration statement. These bonus opportunities were provided for under Messrs. Shuster and Sherwood's respective employment agreements. Each bonus was $300,000 for Mr. Shuster and $200,000 for Mr. Sherwood (for a total of $900,000 and $600,000, respectively) and paid in 2013. The 2013 bonus amount also includes each named executive officer's 2013 annual incentive bonus that was earned in 2013 but paid in 2014. The 2014 bonus amount includes each named executive officer's 2014 annual incentive bonus that was earned in 2014 but paid in 2015.

(3)
Represents the grant date fair value of the restricted stock units ("RSUs") granted to our named executive officers in the respective fiscal year, calculated in accordance with FASB ASC Topic 718, Compensation-Stock Compensation ("ASC Topic 718").

(4)
Represents the grant date fair value of stock options granted to our named executive officers in the respective fiscal year, calculated in accordance with ASC Topic 718. See Note 7, "Share-Based Compensation" of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2014 for an explanation of the assumptions made in valuing these awards.

(5)
Amounts shown represent payments made to each of the named executive officers that were intended to allow the named executive officers to avail themselves of a range of market competitive perquisites, such as auto leasing, financial planning, tax preparation, estate planning, health assessments, club memberships, spousal travel in connection with business events and parking. The amounts in this column also include Company matching contributions under the Company's 401(k) plan, as discussed below in "Other Compensation Programs and Practices - Retirement Plans and Other Benefit Plans." The amounts in this column for Mr. Sherwood also include an annual Company contribution to his health savings account, a tax-advantaged medical savings account, which is an annual benefit available under the medical benefit plans we offer to all of the Company's eligible employees, including our named executive officers.

Employment Arrangements with our Named Executive Officers
The following is a summary of the material terms of our employment arrangements with each of our named executive officers, including employment agreements with Messrs. Shuster and Sherwood.
Employment Agreement with Bradley M. Shuster
In April 2012, we entered into an employment agreement with Mr. Shuster, pursuant to which he currently serves as our Chief Executive Officer. The term of the employment agreement ends three years from the date of GSE Approval (which occurred in January 2013) or, if later, two years following a "change in control" (which is substantially the same as the definition in the 2012 Stock Incentive Plan (the "2012 Plan") as discussed below under "- Potential Payments Upon Termination of Employment or Change in Control - Change in Control") unless terminated earlier pursuant to the terms of the employment agreement. Since the GSE Approval, Mr. Shuster's annual base salary has been $600,000, and during the employment period, he is eligible for an annual cash bonus, with a target annual bonus opportunity of 100% of his annual base salary, conditioned on the attainment of certain performance conditions and the discretion of the Board. For the period between April 2012 and the GSE Approval, Mr. Shuster was paid a base salary of $20,000 per month. In addition, during the employment period, Mr. Shuster will receive employee benefits on a basis no less favorable than those provided to our other senior executives, including participation in the Company's executive cash perquisite program, at the rate of $38,400 in 2014. We also granted Mr. Shuster certain equity awards pursuant to our 2012 Plan. Mr. Shuster's 2014 equity awards are described and quantified below under the heading "- Grants of Plan-Based Awards for 2014." Beginning in 2015, Mr. Shuster is eligible to receive equity grants under the Company's 2014 Omnibus Incentive Plan ("2014 Plan") when such grants are made to other senior executives. In addition, Mr. Shuster is eligible to receive certain severance benefits, including enhanced severance benefits if there is a qualifying termination of employment within two years following a "change in control." See below under "- Potential Payments Upon Termination of Employment or Change in Control" for a description of the severance benefits that Mr. Shuster would have been eligible to receive as of December 31, 2014.
Employment Agreement with John (Jay) M. Sherwood, Jr.
In April 2012, we entered into an employment agreement with Mr. Sherwood, pursuant to which he served as our Chief Financial Officer until December 31, 2014. Effective January 1, 2015, Mr. Sherwood was promoted to President of the Company and will serve under the terms of his existing employment agreement. The term of the employment agreement ends three years from the date of GSE Approval or, if later, two years from a "change in control" unless terminated earlier pursuant to the terms of the employment agreement. Mr. Sherwood's annual base salary is $450,000. From the GSE Approval until December 31, 2014, Mr. Sherwood's annual base salary was $400,000. For the period between April 2012 and the GSE Approval, Mr. Sherwood was paid a base salary of $20,000 per month. During the employment period, Mr. Sherwood is eligible for an annual cash bonus, with a target annual bonus opportunity of 100% of his annual base salary, conditioned on the attainment of certain performance conditions and the discretion of the Compensation Committee. In addition, Mr. Sherwood is eligible to be considered for a long-term target equity incentive grant of approximately $600,000, subject to the discretion of our Board. In addition, during the employment period, Mr. Sherwood will receive employee benefits on a basis no less favorable than those provided to our other senior executives, including participation in the Company's executive cash perquisite program, at the rate of $38,400 in 2014. We also granted Mr. Sherwood certain equity awards pursuant to our 2012 Plan. Mr. Sherwood's 2014 equity awards are described and quantified below under the heading "- Grants of Plan-Based Awards for 2014." Beginning in 2015, Mr. Sherwood is eligible to receive equity grants under the Company's 2014 Plan when such grants are made to other senior executives. In addition, Mr. Sherwood is eligible to receive certain severance benefits, including enhanced severance benefits if there is a qualifying termination of employment within two years following a "change in control." See below under "- Potential Payments Upon Termination of Employment or Change in Control" for a description of the severance benefits that Mr. Sherwood would have been eligible to receive as of December 31, 2014.
Employment Arrangement with Claudia Merkle
Ms. Merkle serves as our Chief of Insurance Operations. Ms. Merkle's current annual base salary is $360,000, and her annual base salary in 2014 was $350,000. Ms. Merkle is eligible to participate in the Company's benefit plans and executive cash perquisite program, at the rate of $30,000 in 2014, and is eligible for an annual cash bonus, with a target annual bonus opportunity of 75% of her annual base salary, conditioned on the attainment of certain performance conditions and the discretion of the Compensation Committee. We have granted Ms. Merkle certain equity awards pursuant to our 2012 Plan. Ms. Merkle's 2014 equity awards are described and quantified below under the heading "- Grants of Plan-Based Awards for 2014." Beginning in 2015, Ms. Merkle is eligible to receive equity grants under the Company's 2014 Plan when such grants are made to other senior executives. Ms. Merkle's employment with the Company is on an at-will basis. In addition, Ms. Merkle is entitled to accelerated vesting of her outstanding equity awards upon certain qualifying terminations of employment or a "change in control"

under the terms of her equity award agreements under the 2012 Plan, as described below under "- Potential Payments Upon Termination of Employment or Change in Control."
Grants of Plan-Based Awards for 2014

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Bradley M. Shuster	2/12/2014	—	151,700	$12.32	$753,949
	2/12/2014	20,400	—	$—	$251,328
John (Jay) M. Sherwood, Jr.	2/12/2014	—	68,400	$12.32	$339,948
	2/12/2014	9,200	—	$—	$113,344
Claudia J. Merkle	2/12/2014	—	76,000	$12.32	$377,720
	2/12/2014	9,500	—	$—	$117,040

(1)	The 2014 RSU grants vest in 1/3 increments on the first, second and third anniversaries of the grant date.

(2)	The 2014 stock option grants vest in 1/3 increments on the first, second, and third anniversaries of the grant date.

(3)
The amounts included in this column reflect the grant date fair value of stock option and RSU awards to our named executive officers in 2014. The grant date fair value was determined in accordance with ASC Topic 718.

While the vesting of the equity awards granted to our named executive officers generally requires continued service through the applicable vesting date, in some instances the vesting of such equity awards will be accelerated upon a qualifying termination of employment or a change in control. For a further description of the treatment of equity upon certain qualifying terminations of employment or a change in control see "- Potential Payments Upon Termination of Employment or Change in Control" below.
Annual Bonus Plan
In order to appropriately motivate and reward our executive officers, and to further align pay and company performance, we have established an annual bonus program that provides for annual cash bonuses that are awarded based upon the achievement of annual Company and individual performance goals. In 2014, the Company performance goals included operational goals related to management of costs and continued development of new insurance written, all considered risk appropriate and important to our success as an organization. These goals were developed by the executive management team and approved by the Compensation Committee of the Board during 2014. There is no specific weight given to any one performance goal, and our Compensation Committee has broad discretion and the flexibility to consider any or all of the performance goals as it determines appropriate throughout the year in reaching its final conclusion with respect to individual achievement under the annual bonus plan. The Compensation Committee approved a corporate performance factor relating to the annual bonus plan for 2014 of 100% of target. Additionally, individual performance factors for each named executive officer other than our chief executive officer were proposed to the Compensation Committee by our chief executive officer and approved by the Compensation Committee. Our chief executive officer's bonus payment was determined in the sole discretion of the Compensation Committee, after consideration of the Company's performance and in consultation with Semler Brossy. After evaluating the Company's and each named executive officer's performance, the Compensation Committee used its discretion to approve payment of bonuses to our named executive officers, with individual performance factors of 100% and 110% being determined for Mr. Sherwood and Ms. Merkle, respectively.

Outstanding Equity Awards at 2014 Fiscal Year-End
The following table provides information regarding outstanding equity interests held by each of our named executive officers as of December 31, 2014:

		Option Awards					Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (9)
Bradley M. Shuster	2012	605,000	302,500 (1)	—	$10.00	4/24/2022	—	—	453,750 (6)	$4,142,738
	2013	44,445	88,888 (2)	—	$11.75	2/14/2023	—	—	24,000 (7)	$219,120
	2014	—	151,700 (3)	—	$12.32	2/12/2024	—	—	20,400 (8)	$186,252
John (Jay) M. Sherwood, Jr.	2012	302,500	151,250 (1)	—	$10.00	4/24/2022	—	—	226,875 (6)	$2,071,369
	2013	19,753	39,506 (2)	—	$11.75	2/14/2023	—	—	10,666 (7)	$97,381
	2014	—	68,400 (3)	—	$12.32	2/12/2024	—	—	9,200 (8)	$83,996
Claudia J. Merkle	2012	8,000	4,000 (4)	—	$10.00	5/30/2022	—	—	—	$—
	2012	8,000	4,000 (5)	—	$10.00	11/7/2022	—	—	6,111 (6)	$55,794
	2013	10,083	20,164 (2)	—	$11.75	2/14/2023	—	—	—	$—
	2014	—	76,000 (3)	—	$12.32	2/12/2024	—	—	9,500 (8)	$86,735

(1)	Remaining stock options vest 100% on 4/24/2015.

(2)	Remaining stock options vest 50% on 2/14/2015 and 50% on 2/14/2016.

(3)	Stock options vest one-third on each of 2/12/2015, 2/12/2016 and 2/12/2017.

(4)	Remaining stock options vest 100% on 5/30/2015.

(5)	Remaining stock options vest 100% on 11/7/2015.

(6)
The shares reported in grant year 2012 represent shares underlying RSUs that were granted in 2012 and that were outstanding as of December 31, 2014. 73% of the shares underlying the RSUs are scheduled to vest based on the achievement of stock-price performance conditions (the "performance shares"). The performance shares are scheduled to vest in 1/2 increments in the event that the Company achieves a stock price of $14.00 and $16.00, in each case, during any 30-day trading period. 27% of the shares underlying the RSUs reported in grant year 2012 represent shares that are time-vested and will fully vest on the third anniversary of the grant date, for Messrs. Shuster and Sherwood on 4/24/2015 and for Ms. Merkle on 11/7/2015.

(7)	Remaining RSUs vest 50% on 2/14/2015 and 50% on 2/14/2016.

(8)	RSUs vest in thirds on 2/12/2015, 2/12/2016 and 2/12/2017.

(9)	The payout value is based on the $9.13 closing price of our common stock on NASDAQ on December 31, 2014 multiplied by the number of unvested RSUs as of December 31, 2014.
Other Compensation Programs and Practices
Retirement Plans and Other Benefit Plans
In 2014, we initiated a qualified defined contribution retirement savings plan (the "401(k) Plan"), pursuant to which our employees, including our named executive officers, are able to contribute a percentage of their annual compensation on a pre- and post-tax basis, up to the limits prescribed by the Internal Revenue Service. Each pay period, we offer a 401(k) Company matching contribution for eligible employees who participate in the 401(k) Plan, including our named executive officers, of up to 4% of an employee's eligible compensation.  Generally, "eligible compensation" used for purposes of calculating contributions under the 401(k) Plan is the amount paid to the employee as base salary, overtime earnings, bonuses and commissions.  Each of our named executive officers was eligible to participate in the 401(k) Plan in 2014.
Perquisites
Effective May 1, 2013, NMI has included in the annual compensation of each named executive officer a fixed cash amount to be used at the discretion of the executive officer, which was $38,400 for Messrs. Shuster and Sherwood and $30,000 for Ms. Merkle in 2014. The additional compensation is intended to allow the named executive officers to avail themselves of a range of market competitive perquisites such as auto leasing, financial planning, tax preparation, estate planning, health assessments and club memberships.
Compensation Consultant
As discussed above under "Corporate Governance and Board Matters - Board Committees - Compensation Committee," the Compensation Committee determines executive compensation. The Compensation Committee, which is comprised entirely of independent directors, sets compensation policy and administers our executive compensation programs. The Compensation Committee engaged Semler Brossy, an independent compensation consultant, to assist in determining executive and director compensation. In 2014, Semler Brossy assisted the Compensation Committee and our Board with compensation for non-employee members of our Board and our senior executive officers, including our Chief Executive Officer, long-term and annual incentive award design and understanding trends in executive and board compensation. The Compensation Committee has assessed Semler Brossy's independence, taking into consideration the factors listed in NASDAQ Listing Rule 5605(d)(3)(D), and has determined that its work with the Company does not raise any conflict of interests. The Compensation Committee worked with Semler Brossy to review compensation levels and programs at three key business competitors: Essent Group Ltd., Radian Group, Inc. and MGIC Investment Corp. Semler Brossy does not provide any other services directly to the Company.
Potential Payments Upon Termination of Employment or Change in Control
Termination of Employment without Cause or Resignation with Good Reason
Shuster and Sherwood Employment Agreements and Equity Grants
If the employment of either Mr. Shuster or Mr. Sherwood is terminated (i) by us without "cause" or (ii) by the executive for "good reason" (each, a "Qualifying Termination") during the employment period (but not within two years following a "change in control"), subject to his execution (other than upon his death) and non-revocation of a release of claims against us and our affiliated entities (a "termination release"), he will be entitled to be paid a lump sum cash amount equal to the sum of (1) any earned but unpaid base salary and earned but unpaid annual bonus for a prior award period (other than any portion of such annual bonus that was previously deferred which shall instead be paid in accordance with the applicable deferral arrangement) and (2) the sum of his annual base salary immediately prior to the date of the Qualifying Termination and his target annual bonus for the year of termination. In addition, under the terms of their equity grants under the 2012 Plan, upon a Qualifying Termination, all of the outstanding stock options and time-vested shares held by Mr. Shuster or Mr. Sherwood immediately vest and their stock options become exercisable, they would have 90 days from such Qualifying Termination to exercise their stock options, and the performance shares held by the executive remain outstanding until the 10th anniversary of the date of grant and vest upon the achievement of the specified stock price targets. In addition, upon a Qualifying Termination, Mr. Shuster and Mr. Sherwood would be entitled to any accrued and unpaid benefits, including accrued paid-time off and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices (collectively the "Accrued Benefits").
For the purposes of the employment agreements with Messrs. Shuster and Sherwood, "cause" generally means the executive's (i) continued failure to perform substantially his duties, (ii) willful material misconduct or willful neglect in the performance of his duties, (iii) willful failure to adhere to lawful clear directions of the person to whom he reports (or, in the case of Mr. Shuster, the Board), willful failure to adhere to our material written policies or to devote substantially all of his business time and efforts to the Company, (iv) subjection to an action taken by a regulatory body or a self-regulatory organization that impairs the executive from performing his duties to the Company, (v) indictment or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any crime involving serious moral turpitude or (vi) willful breach of any material terms of the employment agreement, subject in certain cases to notice and opportunity to cure.
For the purposes of the employment agreements with Messrs. Shuster and Sherwood, "good reason" generally means (i) a material diminution of annual base salary, (ii) a material diminution in position, authority, duties or responsibilities, (iii) any relocation of the executive's principal place of business to a location that is more than 30 miles from the executive's principal place of business prior to such relocation other than the initial relocation in connection with the establishment of our headquarters or (iv) any material breach by us of the employment agreement, subject in certain cases to notice and opportunity to cure.

Merkle Equity Grants
Under the terms of Ms. Merkle's stock option grants under the 2012 Plan, if Ms. Merkle's employment is terminated by us without "cause" or by her for "good reason," a prorated portion of her outstanding unvested stock options would vest and become exercisable, based on the number of days that Ms. Merkle was employed during the applicable vesting term, and she would have 90 days following such termination of employment to exercise her vested stock options. Under the terms of Ms. Merkle's option grants as defined in the 2012 Plan, "cause" generally means her (i) willful or gross neglect in the performance of her employment duties, (ii) plea of guilty or nolo contendere to, or conviction for, the commission of a felony, (iii) conduct that is injurious to the Company, or an act of fraud, embezzlement, misrepresentation or breach of a fiduciary duty against the Company, (iv) breach of any nondisclosure, non-solicitation or noncompetition obligation owed to the Company or (v) failure to follow instructions of our Board or her direct superior. "Good reason" under Ms. Merkle's option grants generally means (i) a material reduction of her annual base salary or (ii) the assignment to Ms. Merkle of any duties materially inconsistent with her positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to such reduction.
Termination of Employment for Cause or Resignation without Good Reason
With respect to Messrs. Shuster and Sherwood, upon a termination of employment for "cause" or the executive's resignation of employment without "good reason," the executive is entitled to payment of accrued and unpaid base salary as of the date of termination of employment, any earned but unpaid annual bonus for a prior award period to the extent not paid (other than any portion of such annual bonus that was previously deferred which shall instead be paid in accordance with the applicable deferral arrangement) and any Accrued Benefits. For each of our named executive officers, all unvested equity awards will be forfeited following a termination of employment for "cause" or the executive's resignation of employment without "good reason."
Termination of Employment due to Death or Disability
Upon a termination of employment due to death or disability, our named executive officers are entitled to payment of accrued and unpaid base salary, as of the date of termination of employment, and Accrued Benefits. All unvested equity awards under the 2012 Plan will be forfeited following a termination of employment due to death or disability.
Change in Control
The employment agreements with Messrs. Shuster and Sherwood each provide for enhanced severance payments upon a termination of employment by us without "cause" or by the executive with "good reason" within two years following a change in control. In the event of such a Qualifying Termination following a change in control, subject to the execution of a termination release, each of Mr. Shuster and Mr. Sherwood would be entitled to a lump sum cash amount equal to (i) any earned but unpaid base salary and earned but unpaid annual bonus for a prior award period (other than any portion of such annual bonus that was previously deferred which shall instead be paid in accordance with the applicable deferral arrangement) and (ii) three times the sum of (a) his annual base salary immediately prior to the date of the Qualifying Termination plus (b) his target annual bonus for the year of termination of employment.
In addition, under our 2012 Plan, all outstanding stock options and time-vested shares granted to our named executive officers will immediately vest and become exercisable upon a "change in control," and our Compensation Committee will determine whether outstanding performance shares held by our named executive officers vest based on the attainment of the stock price goals at the time of the "change in control." If the named executive officer's employment is terminated for any reason (other than for "cause" as defined in the 2012 Plan) for two years following a change in control, all vested stock options shall remain outstanding and exercisable until the earlier of the tenth anniversary of the date of grant or the fifth anniversary of the termination.
Under the 2012 Plan and Messrs. Shuster and Sherwood's employment agreements, a "change in control" is generally deemed to occur upon:

•
the acquisition by any individual, entity or group of "beneficial ownership" (pursuant to the meaning given in Rule 13d-3 under the Securities Exchange Act of 1934) of 35% or more (on a fully diluted basis) of either (i) the outstanding shares of our common stock or (ii) the combined voting power of our then outstanding voting securities, with each of the foregoing subject to certain customary exceptions;

•
the replacement of a majority of the directors that constituted our Board as of the closing of the Private Placement by directors whose appointment or election is not endorsed by at least two- thirds of the directors on the Board as of the closing of the Private Placement, subject to certain exceptions;

•	approval by our stockholders of our complete dissolution or liquidation; or

•	a merger of the Company, the sale or disposition by the Company of all or substantially all of our assets or any other business combination of the Company with any other corporation, other than any merger or business combination which would result in (i) the voting securities of the Company outstanding immediately prior to the transaction continuing to represent at least 50% of the total voting power of the Company or such surviving entity outstanding immediately after such transaction, (ii) no person (other than any employee benefit plan sponsored or maintained by the surviving company) becoming the "beneficial owner," directly or indirectly, of 35% or more of the total voting power of the parent company (or, if there is no parent company, the surviving company) and (iii) members of the Board as of the execution of the initial agreement providing for the transaction constituting at least two-thirds of the members of the board of directors of the parent company (or, if there is no parent company, the surviving company) following the consummation of the transaction.
The following table reflects the estimated payments to our named executive officers that may be made upon certain terminations of employment, including a Qualifying Termination of employment within two years of a change in control, or a change in control without a termination of a named executive officer's employment. The estimated payments in the table are calculated based on the assumption that the hypothetical termination of employment and/or the hypothetical change in control each occurred on December 31, 2014. The closing price of our common stock on December 31, 2014 on NASDAQ was $9.13 per share.

Name	Scenario	Cash Severance ($)	Stock Option Vesting ($)	Restricted Stock Unit Vesting ($)	Benefits ($)	Total ($)
Bradley M. Shuster	Voluntary Resignation (no Good Reason)	- (1)	-	-	- (2)	-
	Qualifying Termination	$1,200,000 (3)	- (4)	$1,535,210 (5)	- (2)	$2,735,210
	Involuntary Termination for Cause	- (1)	-	-	- (2)	-
	Qualifying Termination Following Change in Control	$3,600,000 (6)	- (7)	$1,535,210 (8)	- (2)	$5,135,210
	No Termination Following Change in Control	-	- (7)	$1,535,210 (8)	-	$1,535,210
John (Jay) M. Sherwood, Jr.	Voluntary Resignation (no Good Reason)	- (1)	-	-	- (2)	-
	Qualifying Termination	$800,000 (3)	- (4)	$746,295 (5)	- (2)	$1,546,295
	Involuntary Termination for Cause	- (1)	-	-	- (2)	-
	Qualifying Termination Following Change in Control	$2,400,000 (6)	- (7)	$746,295 (8)	- (2)	$3,146,295
	No Termination Following Change in Control	-	- (7)	$746,295 (8)	-	$746,295
Claudia J. Merkle	Voluntary Resignation (no Good Reason)	-	-	-	-	-
	Qualifying Termination	-	- (9)	-	-	-
	Involuntary Termination for Cause	-	-	-	-	-
	Qualifying Termination Following Change in Control	-	- (7)	$101,946 (8)	-	$101,946
	No Termination Following Change in Control	-	- (7)	$101,946 (8)	-	$101,946

(1)
Under the terms of Messrs. Shuster's and Sherwood's respective employment agreements, each would be entitled to be paid his respective earned and unpaid annual base salary in effect at the time of termination and any earned and unpaid annual bonus for a prior award period (other than any deferred portion of such earned and unpaid annual bonus).

(2)
Under the terms of their respective employment agreements, Messrs. Shuster and Sherwood each would be entitled to be paid the amounts of any Accrued Benefits through the date of termination to the extent not previously paid or provided.

(3)
As provided in Messrs. Shuster's and Sherwood's respective employment agreements, amount includes the sum of (i) Mr. Shuster's or Mr. Sherwood's 2014 annual base salary plus (ii) his 2014 target annual bonus, which is 100% of the annual base salary.

(4)
Upon a Qualifying Termination, any outstanding stock options that were not then exercisable and vested would have become fully exercisable and vested at the date of such termination.  The exercise prices of all outstanding stock options as of December 31, 2014 were in excess of the closing price of our common stock on December 31, 2014.  Accordingly, no value is listed in this table in respect of accelerated stock option vesting assuming a Qualifying Termination on December 31, 2014.

(5)
With a Qualifying Termination, unvested time-vested shares would have become fully vested at the date of termination and unvested performance shares would have remained outstanding and subject to vesting upon the achievement of the applicable stock price goals.

(6)
As provided in Messrs. Shuster's and Sherwood's respective employment agreements, amount includes three times the sum of (i) Mr. Shuster's or Mr. Sherwood's 2014 annual base salary plus (ii) his 2014 target annual bonus, which is 100% of the annual base salary.

(7)
Upon a change in control, any outstanding stock options that were not then exercisable and vested would have become fully exercisable and vested as of the date of such change in control. The exercise prices of all outstanding stock options as of December 31, 2014 were in excess of the closing price of our common stock on December 31, 2014.  Accordingly, no value is listed in this table in respect of accelerated stock option vesting assuming a change in control on December 31, 2014.

(8)
Upon a change in control, time-vested shares would have become fully vested and our Compensation Committee would thereafter determine whether outstanding performance shares would vest based on the attainment of the stock price goals at the time of the change in control.

(9)
With a Qualifying Termination, a prorated portion of Ms. Merkle's outstanding stock options that were not then exercisable and vested would have become fully exercisable and vested at the date of termination, and Ms. Merkle would have 90 days following such Qualifying Termination to exercise her vested stock options. The exercise prices of all outstanding stock options as of December 31, 2014 were in excess of the closing price of our common stock on December 31, 2014.  Accordingly, no value is listed in this table in respect of accelerated stock option vesting assuming a Qualifying Termination on December 31, 2014.

2014 Director Compensation
The Board determines the form and amount of director compensation after its review of recommendations made by the Compensation Committee. A substantial portion of each non-employee director's annual compensation is in the form of RSUs. The number of RSUs awarded to each non-employee director is determined by dividing $50,000 by the per-share closing price of the Company's common stock on the date of grant (rounded to the nearest whole share). In 2014, we paid each of our non-employee directors an annual cash retainer of $65,000 and an RSU award with a grant date fair value of $49,993, for total annual compensation of $114,993 for each such non-employee director's services as a member of the Board. No individual meeting fees are paid for either Board meetings or committee meetings, whether in person or by telephone. We pay or reimburse travel and other expenses incurred by our non-employee directors in attending Board meetings.
Compensation for non-employee directors during 2014 was as follows:

	Fees earned or paid in cash	Stock awards	Total
Name	($)	($)(3)	($)
Michael Embler(1)	$65,000	$49,993	$114,993
James G. Jones(1)	$65,000	$49,993	$114,993
Michael Montgomery(1)	$65,000	$49,993	$114,993
John Brandon Osmon(1)	$65,000	$49,993	$114,993
James H. Ozanne(2)	$65,000	$49,993	$114,993
Steven L. Scheid(2)	$65,000	$49,993	$114,993
(1) Michael Embler, James G. Jones, Michael Montgomery and John Brandon Osmon were elected to the Company's Board of Directors on July 17, 2012.
(2) James H. Ozanne and Steven L. Scheid have been members of the Company's Board since the Company's capitalization on April 24, 2012.
(3) The RSUs granted to each non-employee director in 2014 vest on the anniversary of the date of grant, subject to continued service on the Board. Amounts in this column represent the grant date fair value of the RSUs granted to our non-employee directors in fiscal year 2014, calculated in accordance with ASC Topic 718. See Note 7, "Share-Based Compensation" of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2014 for an explanation of the assumptions made in valuing these awards. As of December 31, 2014, each of Messrs. Ozanne and Scheid held stock options with respect to 75,625 shares of our common stock and 35,877 unvested RSUs, and each of Messrs. Embler, Jones, Montgomery and Osmon held stock options with respect to 37,813 shares of our common stock and 20,410 unvested RSUs.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information about the beneficial ownership of our common stock as of March 26, 2015 for:

•	each person known to us to be the beneficial owner of more than five percent of our Class A common stock;

•	each named executive officer;

•	each of our directors; and

•	all of our current executive officers, identified above under the caption "Executive Officers," and directors as a group.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o NMI Holdings, Inc., 2100 Powell Street, 12th Floor, Emeryville, California 94608. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 58,519,558 shares of our Class A common stock outstanding as of March 26, 2015. There are currently no shares of our Class B common stock issued and outstanding.
In computing the number of shares of common stock beneficially owned by a person and such person's percentage of ownership of all outstanding shares, we deemed as owned and outstanding for such person those shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 26, 2015 or RSUs held by that person that are currently vested or will vest within 60 days of March 26, 2015. We, however, did not deem such shares as outstanding for the purpose of computing the percentage ownership of any other person.

	Shares of Class A Common Stock Beneficially Owned
	Number	%
Named Executive Officers and Directors:
Bradley M. Shuster (1)	1,584,657	2.7%
Jay M. Sherwood (2)	918,161	1.6%
Claudia J. Merkle (3)	65,695	*
John Brandon Osmon (4)	5,539,769	9.5%
James H. Ozanne (5)	148,892	*
Steven L. Scheid (6)	156,392	*
Michael Embler (7)	43,269	*
James G. Jones (8)	88,269	*
Michael Montgomery (9)	27,799	*
All executive officers and directors as a group (13 persons)	8,829,324	14.5%
________________

*	Represents less than 1% beneficial ownership.

(1)
Represents 250,000 shares held in the Shuster Family Trust of which Mr. Shuster and his wife are co-trustees and beneficiaries, 81,769 vested performance shares, 82,182 vested RSUs, 744,456 vested stock options, 123,750 RSUs expected to vest within 60 days of March 26, 2015 and 302,500 stock options expected to vest within 60 days of March 26, 2015.

(2)
Represents 250,000 shares held in the Sherwood Revocable Trust of which Mr. Sherwood and his wife are co-trustees and beneficiaries, 42,225 vested performance shares, 48,005 vested RSUs, 364,806 vested stock options, 61,875 RSUs expected to vest within 60 days of March 26, 2015 and 151,250 stock options expected to vest within 60 days of March 26, 2015.

(3)	Represents 1,365 vested performance shares, 2,831 vested RSUs and 61,499 vested stock options.

(4)
Represents 19,422 vested RSUs, 18,907 vested stock options, 4,940 RSUs expected to vest within 60 days of March 26, 2015, and (i) 5,324,300 shares held by Hayman Capital Master Fund, LP ("HCMF") and (ii) 172,200 shares held by LAMP Hayman Capital Fund ("LAMP HCM").  Hayman Capital Management acts as an investment adviser to, and manages investment and trading accounts of, other persons, including HCMF.  Hayman Capital Management may be deemed, through investment advisory contracts or otherwise, to beneficially own securities owned by other persons, including HCMF.  Hayman Investments is the general partner of Hayman Capital Management and, in such capacity, may be deemed to control Hayman Capital Management and beneficially own securities beneficially owned by Hayman Capital Management.  Mr. Bass is the managing member of Hayman Investments and, in such capacity, may be deemed to control Hayman Investments and beneficially own securities beneficially owned by Hayman Investments.  Mr. Osmon is a managing director of Hayman Capital Management and is a director of the Company.  Securities of the Company held by Mr. Osmon may be deemed to be beneficially owned by HCMF.  All other securities of the Company reported herein are held for the account of HCMF.

(5)
Represents 10,000 shares held in the Susan A. Ozanne Trust of which Mr. Ozanne and his wife are co-trustees and beneficiaries, 10,000 shares held in the James H. Ozanne Revocable Trust of which Mr. Ozanne is the sole trustee and beneficiary, 17,390 vested RSUs, 37,813 vested stock options, 35,877 RSUs expected to vest within 60 days of March 26, 2015 and 37,812 stock options expected to vest within 60 days of March 26, 2015.

(6)
Represents 10,000 shares held in the Scheid Family Trust of which Mr. Scheid and his wife are co-trustees and beneficiaries, 34,890 vested RSUs, 37,813 vested stock options, 35,877 RSUs expected to vest within 60 days of March 26, 2015 and 37,812 stock options expected to vest within 60 days of March 26, 2015.

(7)	Represents 19,422 vested RSUs, 18,907 vested stock options and 4,940 RSUs expected to vest within 60 days of March 26, 2015.

(8)
Represents 45,000 shares held in the James G. Jones and Maria F. Jones Revocable Trust of which Mr. Jones and his wife are co-trustees and beneficiaries, 19,422 vested RSUs, 18,907 vested stock options and 4,940 RSUs expected to vest within 60 days of March 26, 2015.

(9)	Represents 3,952 vested RSUs, 18,907 vested stock options and 4,940 RSUs expected to vest within 60 days of March 26, 2015.

Greater than 5% Stockholders, as of March 26, 2015	Number	%
Claren Road Asset Management, LLC (1)	6,000,000	10.25%
Hayman Capital Management, L.P. (2)	5,496,500	9.39%
Amici Capital, LLC (3)	4,743,165	8.11%
Oaktree Capital Management LP (4)	3,422,674	5.85%
CI Investments Inc. (5)	3,262,815	5.58%
________________

(1)
Based on a Form 4 filed with the SEC on February 6, 2015 and Schedule 13G filed with the SEC on February 11, 2014. Claren Road Asset Management, LLC ("Claren Road") reports that these securities are held by Claren Road Credit Opportunities Master Fund, Ltd. ("Credit Opportunities Fund") and Claren Road Credit Master Fund, Ltd ("Credit Master Fund"). Claren Road and the Credit Master Fund beneficially own these shares and share voting and dispositive power. Claren Road serves as investment manager for the Credit Opportunities Fund and Credit Master Fund. Day to day management of Claren Road including investment and voting decisions have been delegated to Messrs. Brian Riano, Sean Fahey, John Eckerson and Albert Marino, members of Claren Road. Claren Road disclaims beneficial ownership of these shares. The address of Claren Road and the Funds is 900 Third Avenue, 29th Floor, New York, NY 10022.

(2)
Based on a Schedule 13D filed with the SEC on November 18, 2013. Hayman Capital Management, Hayman Investments and J. Kyle Bass report that they beneficially own 5,496,500 shares, with sole voting and dispositive power.  Hayman Capital Management acts as an investment adviser to, and manages investment and trading accounts of, other persons, including HCMF.  Hayman Capital Management may be deemed, through investment advisory contracts or otherwise, to beneficially own securities owned by other persons, including HCMF.  Hayman Investments is the general partner of Hayman Capital Management and, in such capacity, may be deemed to control Hayman Capital Management and beneficially own securities beneficially owned by Hayman Capital Management.  Mr. Bass is the managing member of Hayman Investments and, in such capacity, may be deemed to control Hayman Investments and beneficially own securities beneficially owned by Hayman Investments.  Mr. Osmon is a managing director of Hayman Capital Management and is a director of the Company.  Securities of the Company held by Mr. Osmon may be deemed to be beneficially owned by HCMF.  All other securities of the Company reported herein are held for the account of HCMF. The address of the principal business office for Hayman Capital Management, HCMF, Hayman Investments and J. Kyle Bass is 2101 Cedar Springs Drive, Suite 1400, Dallas, Texas, 75201.

(3)
Based on a Schedule 13G filed with the SEC on February 17, 2015. Amici Capital, LLC (“Amici Capital”) reports that these shares are held by advisory clients. Paul E. Orlin is the managing member of Amici Capital. Amici Capital and Paul E. Orlin beneficially own these shares and share voting and dispositive power. The address of the principal business office for Amici Capital, LLC and Paul E. Orlin is 666 5th Avenue, Suite 3403, New York, New York 10103.

(4)
Based on a Schedule 13G filed with the SEC on March 2, 2015. The number of shares reported includes: a) 3,288,223 shares over which Oaktree Value Equity Holdings, L.P. (“VE Holdings") has sole voting and dispositive power; and (b) 134,451 shares over which Oaktree Value Equity Fund-SP, L.P. (“VEF-SP") has sole voting and dispositive power. The general partner of VE Holdings is Oaktree Value Equity Fund GP, L.P. (“VEF GP"). The general partner of VEF GP is Oaktree Value Equity Fund GP Ltd (“VEF Ltd."). The General partner of VEF-SP is Oaktree Value Equity Fund-SP GP, L.P. (“VEF-SP GP"). The sole director of VEF Ltd. and the general partner of VEF-SP GP is Oaktree Capital Management, L.P. (“Management”). The general partner of Management is Oaktree Holdings, Inc. ("Holdings"). The sole shareholder of VEF Ltd. is Oaktree Fund GP I, L.P. (“GP I"). The general partner of GP I is Oaktree Capital I, L.P. (“Capital I"). The general partner of Capital I is OCM Holdings I, LLC (“Holdings I"). The managing member of Holdings I is Oaktree Holdings, LLC (“Holdings LLC"). The sole shareholder of Holdings and the managing member of Holdings LLC is Oaktree Capital Group, LLC, (“OCG"). The duly elected manager of OCG is Oaktree Capital Group Holdings GP, LLC. The address of the principal business office for the above entities is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(5)
Based on a Schedule 13G filed with the SEC on February 12, 2015. CI Investments Inc. reports that it and Signature Global Asset Management, an internal business unit of CI Investments Inc., beneficially own these shares and share voting and dispositive power. The address of CI Investments Inc. is 2 Queen Street East, 20th Floor, Toronto, Ontario, Canada, M5C 3G7.

Compliance with Section 16(a) Beneficial Ownership Reporting
SEC rules require our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the SEC. Such persons are required to furnish us with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to us and/or written representations that no additional forms were required, we believe that all our officers, directors and greater than 10% beneficial owners complied with their filing requirements for 2014, except with respect to Mr. Ozanne for whom there was a late filed Form 4 in connection with his sale of 15,500 NMI shares on May 28, 2014, which was filed on June 3, 2014.
Equity Compensation Plans
The following table sets forth information as of December 31, 2014 with respect to compensation plans under which shares of the Company's common stock may be issued:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (2)	Weighted-average exercise price of outstanding options, warrants, and rights (3)	Number of securities remaining available for future issuance under equity compensation plans (4)
Equity compensation plans approved by security holders (1)	4,839,317	10.66	4,148,350
Equity compensation plans not approved by security holders	—	—	—
Total	4,839,317	$10.66	4,148,350

(1)	NMI 2012 Stock Incentive Plan ("2012 Plan") and NMI 2014 Omnibus Incentive Plan ("2014 Plan").

(2)	Includes 3,630,139 shares to be issued upon exercise of outstanding stock options under the 2012 Plan and 1,209,178 shares of unvested RSUs granted under the 2012 Plan.

(3)	Weighted-average exercise price is based solely on outstanding options.

(4)	The amount shown represents 148,350 shares reserved for issuance under the 2012 Plan and 4,000,000 shares reserved for issuance under the 2014 Plan.

ITEM 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed the accounting firm of BDO USA, LLP ("BDO") as our independent registered public accounting firm for the year ending December 31, 2015. As a matter of good corporate governance, the Board is seeking stockholder ratification of the appointment even though ratification is not legally required. If stockholders do not ratify this appointment, the Audit Committee will take this into consideration in its future selection of an independent registered public accounting firm. A representative of BDO is expected to attend the Annual Meeting and will be given an opportunity to make a statement and respond to appropriate questions.
Audit and Other Fees
For the years ended December 31, 2014 and December 31, 2013, BDO billed us fees for services of the following types:

	2014	2013
Audit Fees	$518,883	$692,324
Audit-Related Fees	—	9,000
Tax Fees	—	7,315
All Other Fees	—	—
Total Fees	$518,883	$708,639
Audit Fees for 2014 and 2013 include BDO's review of our quarterly GAAP financial statements, audit of our year-end financial statements on a GAAP and statutory basis, work related to filing our registration statements and expenses incurred by BDO in connection with providing services to NMI under the terms of the engagement. Audit Fees for 2013 also include the comfort level and consents in connection with our IPO. Audit-Related Fees for 2013 include consultation concerning financial accounting and reporting standards and specific procedures (including review and preparation of workpapers) requested by State Departments of Insurance. Tax Fees for 2013 include tax compliance filings, advice and planning services. There were no other fees paid for 2013 and 2014.
The Audit Committee is responsible for pre-approving audit services and all permitted non-audit services that will cost in excess of $25,000 to be performed by the independent auditor. The Audit Committee is also responsible for establishing policies and procedures for the engagement of the independent auditor to provide permitted audit and non-audit services. If we desire the independent auditor to provide an audit or non-audit service that has not been pre-approved, the service may be presented for pre-approval by the Audit Committee at its next meeting, or for services that arise between Audit Committee meetings, such pre-approval may be delegated to the chair of the Audit Committee or a sub-committee of the Audit Committee, with any such delegated approval reported to the Audit Committee at its next meeting. The Audit Committee pre-approved all of the services that BDO provided in 2014.
Stockholder Vote Required
The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2015 requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.
Board Recommendation
The Board unanimously recommends that you vote for the ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015.

FORM OF PROXY CARD

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M86101-P58869

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**NMI HOLDINGS, INC.**

**The Board of Directors recommends you vote FOR the Election of Directors and FOR Proposal 2:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

_______________________

01) Bradley M. Shuster
02) Michael Embler
03) James G. Jones
04) Michael Montgomery
05) John Brandon Osmon
06) James H. Ozanne
07) Steven L. Scheid

| | For | Against | Abstain |
|---|---|---|---|
| 2. Ratify the appointment of BDO USA, LLP as NMI Holdings, Inc.'s independent registered public accounting firm for the year ending December 31, 2015. | ☐ | ☐ | ☐ |

3. Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

**NOTE:** Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

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**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M86102-P58869

# PROXY

## THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NMI HOLDINGS, INC.

The undersigned hereby appoints Bradley M. Shuster and John M. Sherwood, Jr., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Class A Common Stock of NMI Holdings, Inc. which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of NMI Holdings, Inc. to be held on May 14, 2015 or any adjournment thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

**THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED (1) FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1; (2) FOR PROPOSAL 2; AND (3) IN THE DISCRETION OF THE PROXIES, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.**

**Address Changes/Comments:** ______________________________________________

______________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

**(Continued and to be marked, dated and signed, on the other side)**

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